INTERMATIC CORPORATION
EXCLUSIVE SALES AND DISTRIBUTION AGREEMENT

THIS EXCLUSIVE SALES AND DISTRIBUTION AGREEMENT (the “Agreement”) is made this 16 day of March, 2006, by and between SOLAR NIGHT INDUSTRIES, INC., a Missouri corporation, with its principal place of business at 4124 N. Broadway, St. Louis, MO 63147 (hereinafter referred to as the “Company” and INTERMATIC CORPORATION, a Nevada corporation, with its principal place of business at Intermatic Plaza, Spring Grove, IL 60081 (hereinafter referred to as “Distributor”).

RECITALS:

WHEREAS, the Company is in the business of developing, manufacturing and selling products incorporating solar electrical generating capacity, including “Solar Flower Products” (as defined herein) for sale at both the wholesale and retail market levels; and

WHEREAS, Distributor currently manufactures and sells products in the solar industry and is qualified to distribute the Company’s Solar Flower Products, and other products developed by the Company, and Distributor has sufficient knowledge of the Company’s products to do so. Nothing in this agreement shall require Distributor to pay Company for any of Distributors existing products or any new products Distributor develops independently from Company; and

WHEREAS, the Company desires to appoint Distributor as Company’s exclusive Distributor and Seller of the Product, subject to certain exceptions as specifically set forth herein; and

WHEREAS, both the Company and Distributor have determined that it is in their best interests to enter into this Agreement in order to permit Distributor to exploit various markets in which it has prior experience for purposes of increasing the distribution and sale of the Company’s Product.

IN CONSIDERATION of the premises, mutual covenants of the parties, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and Distributor hereby agree as follows:

1. Definitions

The following words shall have the following meanings when used in this Agreement:

1.1 “Product” shall mean the Company’s existing and future “solar flower products” which shall be offered for sale to Distributor by the Company, and as changed from time to time, which are initially set forth in Schedule A, attached hereto.

1.2 “Solar Flower Products” shall mean a low voltage outdoor solar light product in the nature of a flower and stem which may contain either one flower or multiple flowers on a stem or stems powered by a solar panel connected to a AA or AAA battery, or similar products. “Solar Flower Products” shall also include “new or additional “Solar Flower Products” developed by the Company as defined in Section 5 of this Agreement.

1.3 “Non-Flower Solar Products” shall mean all solar products developed or acquired by the Company, except those that are “Solar Flower Products”, that incorporate low voltage lighting powered by a solar panel.

1.4 “Prices” shall mean the Company’s then current prices for the Product offered for sale to Distributor under this Agreement and set forth in Schedule B, attached hereto.

1.5 “Proprietary Information” shall mean all ideas and concepts relating to the Company’s or to the Distributor’s Products, including, without limitation, patents, trade secrets, plans, specifications, blueprints, prototypes, working models, production models and marketing plans.

1.6 “Purchase Order” shall mean any document received by the Company or the Company’s “house factory” located in China from Distributor requesting Product.

1.7 “Terms and Conditions” shall mean the Distributor’s standard international terms and conditions, as may be amended from time to time.

1.8 “Territory” shall mean the entire world.

1.9 Except as set forth in paragraph 9.4, “Trademarks” shall mean all trademarks, service marks and trade names owned by the Company, which Distributor is licensed to use as set forth in Schedule C of this Agreement.

1.10 “Factory Cost” shall mean the actual costs incurred by the Company’s “house factory” in China for labor and material plus said factory’s profit.

2. Appointment

Subject to the terms herein, the Company hereby appoints to the Distributor the exclusive worldwide right to market, sell and distribute the Product in the Territory. Distributor hereby agrees to use its best efforts and agrees to devote sufficient resources to developing sales in accordance with this Agreement.

3. Acceptance of Appointment

Distributor hereby accepts its appointment as the Company’s exclusive worldwide marketer, seller and distributor with the exclusive right to sell the Product in the Territory.

4. Duties of Company

In satisfaction of its duties under this Agreement, Company shall undertake the following duties in a professional manner to the satisfaction of the Company:

4.1 Maintain adequate inventories and manufacturing capability to fulfill Company’s needs;

4.2 Provide technically qualified employees knowledgeable as to the Product;

4.3 Notify the Distributor immediately of any threatened and/or actual legal action against the Company or Distributor regarding the Product;

4.4 Comply with all applicable material China, United States, federal, provincial, and local laws, ordinances, and regulations in connection with Company’s performance of this Agreement including but not limited to the Foreign Corrupt Practices Act and all United States import laws, and all applicable trade regulations, ordinances, laws and statutes;

4.5 Obtain all material licenses, permits, government approvals, customs duties, and any and all other documents or payments, which are required to be executed and paid in connection with the lawful sale in, shipment to, and installation of the Product in the Territory.

5. Agreement of Purchase and Sale; Additional Rights of Distributor

5.1  Sale and Purchase. The Company agrees to sell to Distributor and Distributor agrees to purchase from the Company the Product subject to the terms and conditions set forth in this Agreement.

5.2 Distributor’s Exclusive Rights. In addition to the other rights granted to Distributor under the terms of this Agreement, Distributor shall automatically have the exclusive worldwide rights for the marketing, sale, and distribution of all new or additional Solar Flower Products developed by the Company throughout the term of this Agreement consistent with the extent of such rights as apply to the other Solar Flower Products being sold by Distributor. In the event that such new or additional solar flower-type products are available for sale and distribution, then Distributor shall have the right to sell and distribute those solar flower-type products in accordance with the terms of this Agreement, and shall pay Company for said solar flower products in accordance with Price Formulas on Schedule B attached hereto.

5.3 Right of First Refusal; All Other Non-Flower Solar Products. The Company does hereby grant to Distributor a right of first refusal as to the marketing, sale, and distribution of all other Non-Flower Solar Products developed and/or manufactured by the Company at any time during the term of this Agreement whereby the Distributor, upon the exercise of said right of first refusal shall have the exclusive worldwide rights to market, sell and distribute said Non-Flower Solar Products in accordance with the terms of this Agreement and shall pay Company for said products in accordance with Pricing Formulas as set forth on Schedule B attached hereto.

5.3.1 Exercise of Right of First Refusal. In the event that Company does develop a Non-Flower Solar Product or products, then the Company shall provide notice of said product to Distributor in writing which notice shall be accompanied by prototypes, samples, any other literature necessary for the Distributor to evaluate the product for purposes of determining whether the Distributor desires to exercise its right of first refusal and the minimum sales requirements for such product.

5.3.2 In the event that Distributor desires to exercise a right of first refusal hereunder, it shall provide written notice to the Company within thirty (30) days of the receipt of notice from the Company as set forth in subparagraph 5.3.1 herein. During said thirty (30) day period, the Company shall not be permitted to disclose and/or entertain offers from any other Distributor, or other entity, for the purposes of marketing, selling, and/or distributing said new or additional “non-flower” solar product.

5.3.3 In the event that Distributor does exercise its right of first refusal for any Non-Flower Solar Product as set forth herein, then said right shall include the exclusive worldwide rights to market, sell and distribute said new or additional Non-Flower Solar Product subject to the minimum sales requirements for such product.

5.3.4 In the event of Distributor’s failure to provide written notice of its intent to exercise its right of first refusal as set forth herein, then, upon the earlier of written notice that Distributor does not desire to exercise its right of first refusal or the expiration of said thirty (30) day period, then said new or additional Non-Flower Solar Product shall not be subject to the terms of this Agreement, and the Company shall have the right to market, sell, or distribute said product as it desires.

5.4 Cost Reduction Efforts.

5.4.1 The Company does hereby grant to Distributor the right to assist the Company with efforts to reduce the costs of manufacturing the Products which are the subject of this Agreement. The Company shall permit Distributor to confer and meet with Company’s personnel and the personnel at Company’s house factory in China on a regular basis for the purposes of permitting cost reduction efforts as set forth herein.

5.4.2 In the event that the Distributor and/or the Company are successful in obtaining and implementing any cost reductions, said cost reductions shall not alter or modify any of the pricing formulas set forth on Schedule B attached hereto.

5.5 Exclusive Manufacturing Period. Notwithstanding anything to the contrary contained in this Agreement, on the execution of this Agreement and for eighteen (18) months thereafter, the Company shall have the exclusive rights to manufacture the Products which are the subject of this Agreement whereby the Distributor shall not have the right to manufacture those Products or cause them to be manufactured at the Distributor’s house factory in China or any other factory, subject to the Distributor’s rights in the event of a default by the Company as to timely delivery and/or quality control set forth below.

5.6 Failure to Deliver/Quality Control Penalty. In the event that at any time during the term of this Agreement the Company is unable or unwilling to deliver to the Distributor on a timely basis in accordance with the terms of this Agreement, the Products ordered by Distributor from time to time, or at any time during the term of this Agreement, the quality of said Products does not comply with the specifications and standards agreed to by and between the Distributor and the Company, then the Distributor shall be permitted to manufacture or cause to be manufactured said Products at a facility of its choice. In the event of the Company’s default as set forth in this subsection, there shall be imposed upon the Company a penalty in the nature of an adjustment to the monies to be paid by the Distributor to the Company for said Products, and thereafter the Distributor shall pay the Company in accordance with Payment Formula No. Four (4) as set forth in Schedule B attached hereto.

5.7 Distributor Rights to Manufacture After Eighteen Months. Notwithstanding anything to the contrary contained herein after the expiration of the eighteen (18) month exclusive manufacturing period set forth in subsection 5.5 above, the Distributor shall have the right to manufacture the Products which are the subject of this Agreement at any facility it desires, including Distributor’s house factory located in China, and thereafter, the Distributor shall pay the Company for the Products in accordance with Price Formula No. Five (5) set forth on Schedule B attached hereto.

5.8 Shipping Terms. The Company shall ship or cause to be shipped all products sold under this Agreement F.O.B. Port.

6. Prices

Distributor shall pay the Company the Prices for the Product purchased under this Agreement as set forth in Schedule B, attached hereto. All Prices as set forth on Schedule B shall remain in full force and effect during the term or any extended term of this Agreement.

7. Purchase Orders

Distributor may purchase the Product by submitting a Purchase Order to the Company in substantially the same form as Schedule D attached hereto. All Purchase Orders must be accepted in writing by the Company or its “house factory” in China and are not valid or effective until so accepted. In the event that the Company fails to acknowledge and accept the Purchase Order within five (5) calendar days, the Purchase Order is deemed accepted.

In the event any Purchase Order contains terms which are in addition to or in conflict with the terms of this Agreement, the terms of the Purchase Order shall control.

8. Delivery of Order/Net 30/Factory Terms

8.1 Shipping Schedule. After the Company has accepted the Purchase Order, the Company will use its best efforts, subject to Section 26 of this Agreement entitled “Force Majeure,” to ship any orders received from Distributor within 45 calendar days after acceptance of the Purchase Order. All invoices shall be payable net 30 days from date of shipment.

8.2 Factory Payment Terms. Notwithstanding anything to the contrary contained herein, Distributor shall have the right to negotiate its own payment terms in regard to any payments required to be made by Distributor directly to the Company’s “house factory” in China, or Distributor’s house factory in China, or any other factory used by the Distributor as the case may be.

9. Company’s Rights to Sell and Distribute Distributor’s Products.

9.1 Distributor’s Products Availability. Throughout the term of this Agreement, the Distributor shall make its own Products available to the Company for sale and distribution by the Company, but only in accordance with the terms of this Agreement.

9.2 Pricing. Distributor shall sell its Products to the Company at its standard pricing and upon its standard terms and conditions.

9.3 Company Limited to Internet Sales. Notwithstanding anything to the contrary contained in this Agreement, the Company’s right to market, sell, and distribute Distributor’s Products shall be limited to said activities via the Internet and to Internet accounts only.

9.4 Company’s Use of Distributor Trademark.

9.4.1 Grant of Right to Use. Distributor hereby grants to the Company the non-exclusive right to use its trademark “Malibu” or “Malibu Lights” only during the term of this Agreement, and only in accordance with the terms and provisions of this Agreement. Said use shall be limited to placement of said trademark on the Products which are the subject of this Agreement or which become the subject of this Agreement, and only so long as this Agreement remains in full force and effect.

9.4.2 Ownership of Trademark. The Company hereby acknowledges Distributor’s exclusive right, title and interest in and to the “Malibu” and “Malibu Lights” trademarks. Nothing contained in this Agreement shall be construed as conveying to the Company any right, title or interest in or to any of the trademarks other than an express and non-exclusive right to a permissive use thereof in connection with the promotion of the Products as set forth herein.

9.4.3 Cooperation. The Company shall cooperate to the fullest extent possible with Distributor to take such actions as the Distributor in its sole discretion may consider necessary to protect any of said trademarks.

9.4.4 Prior Consent. The Company hereby agrees and warrants that the Company will not incorporate all or any portion of the trademarks into the Company’s corporate name or trade names except in conjunction with Products which are the subject of this Agreement, and only with the prior written consent of Distributor.

10. Term/Termination Without Cause.

10.1 Initial Term and Renewal Term. This Agreement shall become effective upon its execution by both Distributor and the Company and shall remain in full force and effect for an initial term of three (3) years (Initial Term). Thereafter, this Agreement shall be automatically renewable every two (2) years (Renewal Term), unless at least 120 days prior to the expiration of any Renewal Term, Distributor provides written notice to the Company of its intent to terminate the Agreement, whereupon said Agreement will terminate 120 days thereafter.

10.2 Termination/Cooperation. In the event of a termination as set forth herein, the parties agree to cooperate in winding up their affairs and obligations as to each other.

11. Termination With Cause

11.1 Termination - For Cause

11.1.1	Either Distributor or the Company may at its option immediately terminate this Agreement by giving written notice thereof to the other party in the event of the happening of any of the following:

11.1.1A
If the other party becomes insolvent, or a petition in bankruptcy is filed, or any similar relief is filed by or against the other party, or a receiver is appointed with respect to any of the assets of the other party, or a liquidation proceeding is commenced by or against the other party; or

11.1.1B
Failure to correct or cure any material breach by the other party of any covenant or obligation under this Agreement hereunder within thirty (30) calendar days after receipt by the other party of a written notice from such party specifying such breach.

11.1.2
In the event that all or a controlling interest in the Company, or a parent of Company, is acquired by an unrelated third party by merger, acquisition or provide or public purchase of securities or assets, the Distributor shall have the right to terminate this Agreement within forty-five (45) days written notice.

11.1.3
The Distributor shall have the right to immediately terminate this Agreement without prior notice for “material cause,” which shall be defined for this purpose as: gross inattention to or neglect of, or gross negligence or incompetence in the performance by Company of its duties under the terms and provisions of this Agreement; or dishonesty, fraud or other acts of criminal nature involving Company or any of its affiliates, directors, officers, employees, agents, or representatives.

11.1.4	Special Right of Distributor to Terminate/Third Party Claims

Notwithstanding anything to the contrary contained herein, the Distributor shall have the right to immediately terminate this Agreement in the event any claim, cause of action, demand, or other action, is brought by or on behalf of Company, or any representatives, employees, agents, affiliates, successors or assigns of Company against Distributor and/or the Company at any time that this Agreement is in force. This right to terminate shall not be contingent upon the facts of any claim brought by said entities or the cause of action brought by said entities, but rather, the parties hereto agree that the right of Distributor to terminate as set forth in this section, shall arise notwithstanding the subject matter of the claim or action brought by said entity or entities.

12. Effect of Termination and/or Expiration

Upon the termination or expiration of this Agreement, Distributor shall remain responsible for any product inventory in its possession at the time of said termination or expiration, and any such Product in the process of being manufactured at the time of termination or expiration.

13. Marketing

Distributor shall be solely responsible for the marketing, publishing of literature, packaging, displays and general merchandising of the Product. The Distributor shall retain control over the content of all promotional material and advertisements created by Distributor.

14. Reporting and Forecasting

14.1 Meeting. Distributor and the Company will meet at mutually agreeable times to review sales made by Distributor since the previous meeting and review Distributor’s forecasted sales for the next twelve (12) month period. Each party shall bear its own expenses to attend such meetings. The first such meeting shall be held in Spring Grove, Illinois. Thereafter, such meetings will alternate locations between St. Louis, Missouri, and Spring Grove, Illinois, at the sole discretion of the Distributor.

14.2 Forecasts. In order to facilitate production, scheduling, and delivery of the Product Distributor agrees to provide the Company and/or its “house factory” in China within ninety (90) calendar days from the date of this Agreement and quarterly thereafter during the term of this Agreement and any extension herein, a nonbinding forecast for the following twelve (12) months of the Distributor’s anticipated requirements for the purchase of the Product hereunder.

15. Special Provisions as to Company’s Current Inventory.

15.1 Current Inventory Volume. As of the date of execution of this Agreement, the Company does represent that it currently has approximately 15,000 units of the Product which is the subject of this Agreement in stock.

15.2 The parties hereto agree that the Company shall have the right to sell, via the Internet only, and Catalog companies with express permission from the Distributor, and to other Buyers with the prior written consent of Distributor, all of its current inventory under its own name; or, in the alternative, upon written notice to the Distributor, the Distributor will buy said inventory from the Company in accordance with Pricing Formulas set forth on Schedule B attached hereto.

16. Distributor’s Option as to New Markets.

16.1 Notice of Intent to Sell.  In the event that the Company desires to sell to new markets or a customer base that is not the normal customer base of Distributor, the Company shall give the Distributor written notice of said desire which written notice shall describe the market and detail the Company’s intent and plans as to how it will market, sell and distribute its Products to that new customer base or market.

16.2 Distributor’s Option. Upon receipt of the notice of intent to sell issued by the Company, the Distributor shall have thirty (30) days in which to express an interest to sell to the subject new market or customer base in writing to the Company; and

16.3 Option to Commit. Upon the expiration of the thirty (30) day period in which the Distributor is to express its interest, the Distributor shall then have an additional thirty (30) days in which to fully commit to sell the Products to the new market or customer base which commitment shall be stated in the form of a written notice to the Company within said second thirty (30) day period. In the event of the Distributor’s failure or inability to issue its notice to commit, then the Company shall be free to sell its products to said new customer base or new market.

16.4 Distributors Current and New Products. Notwithstanding anything to the contrary contained in this Agreement, Distributor shall have no obligations whatsoever to pay Company any fees, royalties, or other sums of money in regard to Products already existing and owned or controlled by Distributor as of the date of this Agreement, or any new or additional Products developed by Distributor subsequent to the date of Agreement.

17. Quality Assurance and Control

The Company shall perform all services and manufacture the Product in a professional and workmanlike manner, consistent with industry quality standards and shall maintain an adequate and competent staff to achieve such standards. Test data and test reports on the Product shall be made available by the Company to the Distributor on reasonable request. Throughout the term or any Renewal Term of this Agreement, the Distributor shall have regular access to the Company’s manufacturing facility, including its “house factory” located in China to assure quality standards are being maintained and to implement quality control systems in regard thereto.

18. Disclaimer of Partnership or Agency

The relationship between the Company and the Distributor under this Agreement is solely that of independent seller and purchaser. Each of the parties is in no way the legal representative or agent of the other party for any purpose and shall have no power to assume or create, in writing or otherwise, any obligation or responsibility of any kind, express or implied, in the name of or on behalf of the other party.

19. Indemnification

19.1  Company will indemnify, defend and hold the Distributor harmless from any and all liabilities, claims, losses, obligations, expenses (including without limitation reasonable attorneys’ fees) and costs arising in connection with any lawsuit, proceeding or other action arising out of (i) the operation of Company’s business or (ii) related to any claim by a third party based, in whole or in part, on Company’s manufacture of the Product, including any fines or penalties arising out of or in any way related to any United States trade regulations, export or import laws. The activities of any Company’s employees, agents, or independent contractors, will be considered activities of the Company for purposes of this section. The Distributor will have the right, but not the obligation, to assume the defense of any such lawsuit, proceeding or action. The Company and Distributor will each give the other prompt notice of any such claim, lawsuit, proceeding or action.

19.2 Patent Indemnity. Company shall manufacture or cause to be manufactured the Product under this Agreement, excluding any products purchased by Company from Distributor, so that the sale, use or lease of any such item shall not infringe any United States Patent(s), U.S. copyrights or other U.S Proprietary right(s). Each Party agrees to promptly report to the other any unexpired patents or other proprietary rights of third Parties which may be infringed by the manufacture, use, lease, or sale of the Equipment. Company at its own expenses, shall indemnify and hold Distributor, its directors, officers, employees, agents, contractors, or customers or assignees harmless from any loss, damage liabilities or expense including attorney’s fees on account of any claims, and shall defend any suit and dispose of any claim or other proceedings based on an allegation that the manufacture of the Product in the performance of this Agreement or the use, lease, or sale of any Product delivered under this Agreement, infringes any United States Patent or other U.S. proprietary rights; and Company shall pay any royalties and other costs related to the defense or settlement of such infringement claims), and the costs and damages, including attorneys fees, awarded as the result of any suit based on such claim(s). Distributor shall promptly notify Company if any infringement claim or action for which indemnification is sought and shall give Company any assistance and all information reasonably available to Distributor, its directors, officers, employees, agents and contractors for the defense of such claims.

If the manufacture of any Product under this Agreement, or the use, lease, or sale of such Product is enjoined as the result of a suit based on any claim of patent infringement or violation of other proprietary rights for which supplier is required to provide indemnification under this section, Company agrees to utilize its best efforts (1) to negotiate a license or other Agreement with claimant so that the item is no longer subject to such injunction, or (2) to modify the Product suitably or substitute suitable alternative Product therefore (subject to the approval of Distributor), which modified or substituted Product is not subject to such injunction, and to extend the provisions of this Paragraph 19. In the event that neither the foregoing alternatives can be satisfactorily implemented, the Parties shall negotiate in good faith to determine the action to be taken regarding continued Product production under this Agreement.

20. Use of the Company’s Trademarks

20.1 The Company does hereby grant to Distributor the exclusive right to use the trademarks set forth on Schedule C attached hereto in conjunction with the marketing, sale and distribution of the Product pursuant to the terms of this Agreement. The Company shall take all actions and obtain all registrations diligently at its own expense in regard to said trademarks and will provide the Distributor with copies of all such applications and other documents upon filing them and copies of all registrations upon receiving them in the event that Distributor so requests them.

20.2 Nothing contained in this Agreement shall be construed as conveying to Distributor any right, title or interest in or to any of the trademarks other than an express and exclusive right to use them as set forth herein in connection with the marketing, sale and distribution of the Product.

20.3 Distributor shall cooperate with the Company to take such actions as the Company in its sole discretion may consider necessary to protect any of said trademarks but at no cost to Distributor.

20.4 The Company hereby consents to the use by Distributor and the right of Distributor to incorporate the trademarks or any portion of the trademarks into Distributor’s trademarks or trade names, including but not limited to the trade name “Malibu/Solar Night Flower”.

21. Force Majeure

If the performance of the Company is made impossible by reason of any circumstances beyond the Company’s reasonable control, including without limitation, fire, explosion, power failure, acts of God, war, revolution, civil commotion, or acts of public enemies, any law, order, regulation, ordinance, or requirement of any government or legal body or any representative of any such government or legal body, labor unrest, including without limitation, strikes, slowdowns, picketing or boycotts, then the Company shall be excused from such performance on a day-for-day basis to the extent of such interference, provided that the Company shall use reasonable efforts to remove such causes of nonperformance.

22. Entire Agreement

This Agreement, the schedules hereto and the documents referenced herein, constitute the entire agreement between the parties hereto and there are no representations, warranties, covenants or obligations except s set forth herein. This Agreement supersedes al prior or contemporaneous agreements, understandings, negotiations and discussions, written or oral, of the parties hereto, relating to any transaction contemplated by this Agreement. Nothing in this Agreement is intended or shall be construed to confer upon or to give any person other than the parties hereto any rights or remedies under or by reason of this Agreement.

23. Assignment

Company shall not assign any interest in this Agreement without the prior written consent of an authorized executive officer of the Distributor.

24. Governing Law

The rights and obligations of the parties under this Agreement shall be governed by the local, domestic law of the State of Illinois, U.S.A., including the provisions of the Uniform Commercial Code and the parties hereto irrevocably submit to the jurisdiction of the State of Illinois and venue in the Circuit Court of McHenry County, Illinois, in any action brought by the parties hereto concerning this Agreement or the performance thereof.

25. Waiver

Any failure of the Company to enforce, at any time or for any period of time, any of the provisions under this Agreement shall not be construed as a waiver of the right of the Company to enforce such provisions unless said waiver is in writing, and signed by an authorized executive officer of the Company.

26. Notices

Any notice required or permitted to be given under this Agreement shall be sent in writing, by prepaid, certified, return receipt requested, first class air mail to the respective party at the address below, or to such other address as each party may hereafter specify in writing to the other, and sent via facsimile at the facsimile number set forth below.

If to the Company:	INTERMATIC CORPORATION ATTN: Michael Einstein Intermatic Plaza Spring Grove, IL 60081

Copy to:	Robert A. Roth ROTH, MELEI, SANTELER, LTD. 454 W. Virginia Street Crystal Lake, IL 60014 Fax: 815-356-8025

If to Distributor:	SOLAR NIGHT INDUSTRIES, INC. 4124 N. Broadway St. Louis, MO 63147

Copy to:	Michael D. Kime SAUERWEIN & BLANCHARD, P.C. 147 N. Meramec, Suite 200 St. Louis, MO 63105 Fax: 314-863-9101

27. Publications

Except as required by law or regulation, or as provided herein, no announcement, news release, public statement, publication, or presentation relating to the existence of this Agreement, the subject matter herein, or either party's performance hereunder (collectively, a "Publication") shall be made without the other party's prior written approval. Each party agrees to submit each Publication it proposes to make to the other party for purposes of such other party's review, comment and approval. Each party further agrees to respond as promptly as reasonably practicable and agrees that it shall not unreasonably withhold approval of such Publication. The parties agree that they shall use reasonable efforts to coordinate the initial announcement or press release relating to the existence of this Agreement so that such initial announcement or press release by each is made contemporaneously. The parties recognize that researchers may publish research findings concerning the Products and that neither Distributor nor the Company may have power to approve the contents of such publication even when Distributor and/or the Company participate in the funding of such research.

28. Separability of Provisions

Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid or contrary to any existing or future law, such invalidity shall not impair the operation of this Agreement or affect those portions of this Agreement which are valid.

29. Enumeration and Headings

The enumeration, headings and “Background” contained in this Agreement are for convenience or reference only and are not intended to have any substantive significance in interpreting this Agreement.

30. Survival

Distributor recognizes and agrees that its obligations under Sections 19 and 20 of this Agreement shall survive the termination of this Agreement and Distributor shall be bound by such obligations after termination hereof.

31. Remedies

In the event Company breaches, or threatens to breach any of the covenants expressed herein, the damages to the Distributor will be great and irreparable; therefore, the Distributor may apply to a court of competent jurisdiction for injunctive or other equitable relief to restrain such breach or threat of breach, without disentitling the Distributor from any other relief in either law or equity.

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned parties have duly executed this Distribution Agreement under seal effective on the day and year first written above.

ATTEST:	COMPANY:
Solar Night Industries, Inc.

_______________________________________	By: _____________________________________
Its Secretary	Its President

DISTRIBUTOR:
Intermatic Incorporated

_______________________________________	By: _____________________________________
Its Secretary	Its President

Robert A. Roth ROTH, MELEI, SANTELER, LTD. 454 W. Virginia Street Crystal Lake, IL 60014 (815) 356-8000

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